Exhibit 4.23

U.S.$25,000,000.00
CREDIT AGREEMENT
dated as of October 31, 2024
among
ARCOS DORADOS HOLDINGS INC.
and
ARCOS DORADOS B.V.,
as Borrowers
ARCOS DOURADOS COMÉRCIO DE ALIMENTOS S.A.,
as Guarantor
and
BANCO SANTANDER (BRASIL) S.A., GRAND CAYMAN BRANCH,
as Lender

i

ii

List of Schedules
Schedule 3.5    Material Litigation
List of Exhibits
Exhibit A    Form of Borrowing Notice
Exhibit B    Form of Note
Exhibit C    Form of Compliance Certificate
Exhibit D-1    Form of New York Counsel Opinion
Exhibit D-2    Form of Brazilian Counsel Opinion
Exhibit D-3    Form of British Virgin Islands Counsel Opinion
Exhibit D-4    Form of Dutch Counsel Opinion

iii

CREDIT AGREEMENT, dated as of October 31, 2024 (the “Agreement”), among ARCOS DORADOS HOLDINGS INC., a company incorporated under the laws of the British Virgin Islands with company number 1619553 (the “Arcos BVI”), and ARCOS DORADOS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered office in Amsterdam, the Netherlands, with its address at Barbara Strozzilaan 101, 1083HN Amsterdam, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce under file number 34115939 (“Arcos Netherlands” and together with Arcos BVI, the “Borrowers”), as borrowers, ARCOS DOURADOS COMÉRCIO DE ALIMENTOS S.A. (formerly known as Arcos Dourados Comercio de Alimentos Ltda.), a corporation (sociedade por ações) organized under the laws of Brazil, having its registered office in Alameda Amazonas, No. 253, Alphaville Industrial, Zip Code 06.454-070, Barueri, São Paulo, Brazil, registered with the Brazilian Taxpayer Registry (CNPJ) under No. 42.591.651/0001-43 (the “Guarantor”), as guarantor, and BANCO SANTANDER (BRASIL) S.A., GRAND CAYMAN BRANCH (the “Lender”), as lender.
W I T N E S S E T H:
WHEREAS, the Lender has agreed to make available to the Borrowers a revolving credit facility on the terms and subject to the conditions contained in this Agreement; and
WHEREAS, the Guarantor will benefit from the extension of credit to the Borrowers by the Lender;
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows.
ARTICLE I

DEFINITIONS
Section 1.1.    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“Affiliate” of any Person, means any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Aggregate Commitment Amount” means U.S.$25,000,000.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.
“Appleby” is defined in Section 4.1(c)

“Applicable Law” means, as to any Person, all applicable constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules and regulations of any Governmental Authority binding upon such Person or to which such a Person is subject.
“Applicable Margin” means a rate per annum equal to 3.20%.
“Availability Period” the period commencing on and including the Closing Date and ending on the Commitment Termination Date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(e).
“Benchmark” means, initially, Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(a).
“Benchmark Replacement” means, for any Available Tenor, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Lender and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lenders and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.
“Blocking Regulation” is defined in Section 3.15.
“Borrowing” means a borrowing of Loans made by the Lender pursuant to Section 2.1.
“Borrowing Date” means a Business Day within the Availability Period specified in a Borrowing Notice as the date on which the Borrowers shall make a Borrowing hereunder.
“Borrowing Notice” is defined in Section 2.2(a).
“Brazilian Master Franchisee” means Arcos Dourados Comercio de Alimentos S.A. (formerly known as Arcos Dourados Comercio de Alimentos Ltda.), or any successor to its rights and obligations under the Second Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among McDonald’s Latin America and the Guarantor.

“Breakage Costs” means an amount determined by the Lender in good faith to be sufficient to compensate the Lender for (i) any failure by the Borrowers to borrow a Loan on the date specified in the relevant Borrowing Notice or (ii) any payment of a Loan prior to its stated maturity (by reason of acceleration or otherwise) or the relevant Interest Payment Date therefor. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive for any loss, cost or expense attributable to any such event shall be delivered to the Borrowers and shall be conclusive absent manifest error.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close in New York City, United States, Cayman Islands or São Paulo, Brazil.
“Capital Lease Obligations” of any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated and whether or not voting) of equity of such Person, including each class of Common Stock, Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into such equity.
“Change of Control” means the occurrence of one or more of the following events:
(a)    the Permitted Holders cease to be the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 30.0% of the voting power of the Voting Stock of any of the Borrowers, the Brazilian Master Franchisee or the Master Franchisee;
(b)    individuals appointed by the Permitted Holders cease for any reason to constitute a majority of the members of the Board of Directors of any of the Borrowers, the Brazilian Master Franchisee or the Master Franchisee;
(c)    the sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of the assets of any of the Borrowers, the Brazilian Master Franchisee or the Master Franchisee, determined on a Consolidated basis, to any “person” (as defined in Sections 13d and 14d under the Exchange Act), whether or not otherwise in compliance with this Agreement, other than a Permitted Holder; or
(d)    the approval by the holders of Capital Stock of any of the Borrowers, the Brazilian Master Franchisee or the Master Franchisee of any plan or proposal for the liquidation or dissolution of any such Person, whether or not otherwise in compliance with this Agreement.
“Change in Law” means, with respect to the Lender, the adoption of, or change in, any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over the Lender, in each case after the date hereof; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“CIT” means Dutch corporate income tax (vennootschapsbelasting).
“CITA” means the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).
“CIT Fiscal Unity” means a fiscal unity (fiscale eenheid) for CIT purposes as referred to in Article 15 of the CITA.
“Closing Date” means the date on which each of the conditions precedent set forth in Section 4.1 (Conditions to Closing) of this Agreement are satisfied or waived in accordance with the terms of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means the Lender’s obligation to make Loans to the Borrowers in an aggregate principal amount not to exceed, at any time, the Aggregate Commitment Amount as in effect at such time.
“Commitment Fee” is defined in Section 2.7(a).
“Commitment Fee Payment Date” means each day occurring after the Closing Date as follows: (i) the last day of the relevant Commitment Fee Period, or if such relevant Commitment Fee Period is longer than three (3) months, at three (3)-month intervals; (ii) for any amount accruing interest upon an Event of Default as set forth in Section 2.6(b), on demand; and (iii) for any accrued and unpaid amount (other than the amount described in clause (ii)), upon the Commitment Termination Date; or (z) any repayment.
“Commitment Fee Period” means (a) the period commencing on and including the Closing Date and ending on (but excluding) the date which is three months thereafter, then (b) each succeeding three-month period starting on the last day of the preceding Commitment Fee Period and ending on (but not including) the date which is three months thereafter; provided, that (i) if any Commitment Fee Period would end on a day other than a Business Day, such Commitment Fee Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Commitment Fee Period shall end on the next preceding Business Day; (ii) any Commitment Fee Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Commitment Fee Period) shall end on the last Business Day of the last calendar month of such Commitment Fee Period; and (iii) no Commitment Fee Period shall extend beyond the Commitment Termination Date (but excluding it).

“Commitment Termination Date” shall mean the earliest of (a) the date which is one Business Day prior to the Maturity Date and (b) the date on which the Commitments are terminated pursuant to the last paragraph of Section 7.1.
“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common equity interests.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.13 and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries in accordance with GAAP.
“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income for such Person for such period, plus the following (without duplication) to the extent deducted or added in calculating such Consolidated Net Income:
(1)    Consolidated Interest Expense for such Person for such period;
(2)    Consolidated Income Tax Expense for such Person for such period;
(3)    Consolidated Non-cash Charges for such Person for such period;
(4)    any non-operating and/or non-recurring charges, expenses or losses of such Person and its Subsidiaries for such period; and
(5)    the amount of loss on any sale of accounts receivables and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing;

less (x) all non-cash credits and gains increasing Consolidated Net Income for such Person for such period, (y) all cash payments made by such Person and its Subsidiaries during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period and (z) non-operating and/or non-recurring income or gains (less all fees and expenses related thereto) increasing Consolidated Net Income of such Person and its Subsidiaries for such period.
Notwithstanding the foregoing, the items specified in clauses (1) and (3) above for any Subsidiary will be added to Consolidated Net Income in calculating Consolidated EBITDA for any period:
(a)    in proportion to the percentage of the total Capital Stock of such Subsidiary held directly or indirectly by such Person at the date of determination; and
(b)    to the extent that a corresponding amount would be permitted at the date of determination to be distributed to such Person by such Subsidiary pursuant to its charter and bylaws (estatutos sociales) and each law, regulation, agreement or judgment applicable to such distribution.
“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and any other income taxes payable by such Person and its Subsidiaries for such period as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Indebtedness” means, as of any date of determination, all Indebtedness (including the Loans) of a Person and its Subsidiaries determined on a Consolidated basis.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum (without duplication) determined on a Consolidated basis in accordance with GAAP of:
(1)    the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP, including, without limitation, the following (whether or not interest expense in accordance with GAAP):
(a)    any amortization or accretion of debt discount or any interest paid on Indebtedness of such Person and its Subsidiaries in the form of additional Indebtedness;
(b)    any amortization of deferred financing costs;
(c)    the net costs under Hedging Obligations (including amortization of fees) in respect of Indebtedness or that are otherwise treated as interest expense or equivalent under GAAP; provided that if Hedging Obligations result in net benefits rather than costs, such benefits will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;
(d)    all capitalized interest;

(e)    the interest portion of any deferred payment obligation;
(f)    any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by any of the Borrowers or any Subsidiary in connection with a Permitted Receivables Financing;
(g)    commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers’ acceptances; and
(h)    any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on the assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; and
(2)    the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries (after deducting (or adding) the portion of such net income (or loss) attributable to minority interests in Subsidiaries of such Person) for such period on a Consolidated basis, determined in accordance with GAAP; provided that there will be excluded therefrom to the extent reflected in such aggregate net income (loss):
(1)    net after-tax gains or losses from asset sale transactions or abandonments or reserves relating thereto;
(2)    net after-tax items classified as extraordinary, special (reflected as a separate line item on a consolidated income statement prepared in accordance with GAAP) gains or losses or income or expense or charge including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Capital Stock of such Person, any Investment, asset acquisition or Indebtedness;
(3)    the net income (or loss) of any other Person (other than such Person and any Subsidiary of such Person); except that such Person’s equity in the net income of any such other Person will be included up to the aggregate amount of cash actually distributed by such other Person during such period to such Person or a Subsidiary of such Person as a dividend or other distribution; and except further that such Person’s equity in the net loss of any other Person will be included to the extent such loss has been funded with cash from such Person or a Subsidiary of such Person;
(4)    any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date;
(5)    any gain (or loss) from foreign exchange translation or change in net monetary position;

(6)    any net gain or loss (after any offset) resulting in such period from Hedging Obligations entered into for bona fide hedging purposes and not for speculative purposes; provided that the net effect on income or loss (including in any prior periods) will be included upon any termination or early extinguishment of such Hedging Obligations, other than any Hedging Obligations with respect to Indebtedness (that is not itself a Hedging Obligation) and that are extinguished concurrently with the termination or other prepayment of such Indebtedness; and
(7)    the cumulative effect of changes in accounting principles.
“Consolidated Net Indebtedness” means, with respect to any Person as of any date of determination, an amount equal to Consolidated Indebtedness minus cash and cash equivalents and consolidated marketable securities recorded as current assets (except for any Capital Stock in any Person) in all cases determined in accordance with GAAP and as set forth in the most recent consolidated balance sheet of such Person and its Subsidiaries.
“Consolidated Net Indebtedness to EBITDA Ratio” means, at any date of determination, the ratio (expressed as a decimal) of: (a) Consolidated Net Indebtedness of the Borrowers as at such date divided by (b) Consolidated EBITDA of the Borrowers for the four (4) most recent fiscal quarters ending on or before such date.
“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses or losses of such Person and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP (excluding any such charge which constitutes an accrual of or a reserve for cash charges for any future period or the amortization of a prepaid cash expense paid in a prior period).
“Consolidated Total Assets” means, as of any date of determination, the total assets shown on the Consolidated balance sheet of the Borrowers and their Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP, calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of business or operations by the Borrowers and their Subsidiaries subsequent to such date and on or prior to the date of determination.
“Consolidated Net Worth” means, for any period, for the Borrowers or the Guarantor, the total shareholder’s equity (or total assets minus total liabilities) which would appear as such on the balance sheet of the Borrowers or the Guarantor, as determined in accordance with GAAP.
“Contingent Obligation” means, as to any Person, (without duplication): (a) a guarantee, an indemnity obligation in respect of a guarantee or performance bond (including a fianza), an endorsement or an aval, (b) a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, any Indebtedness, other obligations, net worth, working capital or earnings of any Person, (c) an agreement to purchase, sell or lease (as lessee or lessor) Property or services, primarily in each case for the purpose of enabling a debtor to make payment of its obligations, or (d) an agreement to assure a creditor against loss; in each case including causing a bank or other Person to issue a letter of credit or other similar instrument for the benefit of any Person, but excluding endorsement for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith.
“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, recuperação judicial, regime de administração especial temporária, concurso mercantil, quiebra or similar debtor relief laws of the United States of America, the British Virgin Islands, the Netherlands, Brazil, and/or any other jurisdictions applicable to any of the Borrowers or the Guarantor from time to time in effect affecting the rights of creditors generally.
“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would result in an Event of Default.
“Default Rate” means an interest rate (before as well as after judgment) equal to with respect to overdue principal, the applicable interest rate plus 2.00% per annum.
“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof.
“Dollars” and “U.S.$” means the lawful currency of the United States.
“Dutch Non-Public Lender” means: (i) until the publication of an interpretation of “public” as referred to in the CRR by the competent authority/ies: an entity which (x) assumes existing rights and/or obligations vis-à-vis Arcos Netherlands or another Loan Party incorporated in the Netherlands, the value of which is at least EUR 100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least EUR 100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public; and (ii) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the relevant authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation.
“Environmental Laws” means any and all Brazilian, U.S., state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of the Borrowers or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Event of Default” means any of the events specified in ARTICLE VII; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, or required to be withheld or deducted from any such payment: (a) Taxes imposed on or measured by its overall net income (however denominated), and branch profits and franchise taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Applicable Law of which such recipient is organized, is doing business, is considered a resident for tax purposes, or in which its principal office is located or, in which its applicable lending office is located; or (ii) imposed as the result of any other present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) (b) Taxes imposed by the Netherlands as a result of (i) the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder owning, directly or indirectly, a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act (Wet inkomstenbelasting 2001) in Arcos Netherlands or (ii) the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021), as in effect on the date of this Agreement (c) withholding Taxes to the extent attributable to the Lender’s failure to provide to the Borrowers, at the time or times required by Applicable Law such properly completed and executed documentation reasonably requested by the Borrowers as the Lender is legally entitled to provide and will permit such payments to be made without withholding or at a reduced rate of withholding, as applicable; and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of the Borrowers acting in good faith, and will be evidenced by a board resolution.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” means that certain Structuring Fee Letter dated as of October 31, 2024 and, individually and collectively, as the context may require, each other “Structuring Fee Letter” between the Lender and the Borrowers executed and delivered subsequent to such date.
“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.
“Floor” means a rate of interest per annum equal to 0%.
“Franchise Documents” means the Master Franchise Agreements and any other documents pursuant to which the Borrowers or any of their Subsidiaries has acquired the right to operate any franchised restaurant in Argentina, Aruba, Brazil, Chile, Colombia, Costa Rica, Curacao, Ecuador, French Guiana, Guadeloupe, Martinique, Mexico, Panama, Peru, Puerto Rico, Trinidad and Tobago, Uruguay, Venezuela and the U.S. Virgin Islands of St. Thomas and St. Croix, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“GAAP” means the generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied throughout the periods involved.
“Governmental Authority” means, as applicable, the government of Brazil, the Netherlands, the British Virgin Islands, the United States, any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guaranty” means the guarantee by the Guarantor pursuant to ARTICLE VIII.
“Hague Convention” is defined in Section 3.4.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” means the obligations of any Person pursuant to (i) any interest rate protection agreement, including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements and/or other types of hedging agreements designed to hedge interest rate risk of such Person, (ii) any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person, or (iii) any commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity or raw material futures contract or any other agreement as to which such Person is a party designed to manage commodity risk of such Person.
“Indebtedness” means, for any Person (without duplication):
(a)    the principal amount (or, if less, the accreted value) of all obligations for borrowed money;
(b)    obligations evidenced by bonds, debentures, notes or similar instruments (other than rental obligations under operating leases, whether or not evidenced by notes);
(c)    obligations of such Person issued or assumed as the deferred purchase price of Property or services and obligations under any title retention agreement (excluding trade accounts payable in the ordinary course of business);
(d)    reimbursement obligations in respect of letters of credit, banker’s acceptances or similar credit transactions (except to the extent they relate to trade payables in the ordinary course of business and such obligation is satisfied within twenty (20) Business Days of incurrence);
(e)    indebtedness (excluding prepaid interest thereon) secured by any Lien on any Property of such Person, whether or not such liabilities have been assumed by such Person (the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such Property and the amount of the indebtedness so secured);
(f)    Capital Lease Obligations;
(g)    net obligations under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);
(h)    all liabilities recorded on the balance sheet of such Person in connection with a sale or other disposition of accounts receivable and related assets;
(i)    all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that:
(A)    if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined hereunder; and

(B)    if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof;
(j)    the amount of all Permitted Receivables Financings of such Person; and
(k)    Contingent Obligations relating to any of the foregoing Indebtedness.
The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingency obligations at such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Payment Date” means for any Loan, each day occurring after such Loan is made as follows: (i) the last day of the relevant Interest Period, or if such relevant Interest Period is longer than three (3) months, at three (3)-month intervals; (ii) for any amount accruing interest upon an Event of Default as set forth in Section 2.6(b), on demand; and (iii) for any accrued and unpaid amount (other than the amount described in clause (ii)), upon maturity and any repayment.
“Interest Period” means, with respect to any Loan, (a) the period commencing on the date of such Loan and ending on (but not including) the date which is three months thereafter (in each case, subject to the availability thereof) then (b) each succeeding three-month period starting on the last day of the preceding Interest Period and ending on (but not including) the date which is three months thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and (iii) no Interest Period shall extend beyond the maturity date of the Loan (but excluding it) specified in the respective Notice of Borrowing.
“Investment” means, with respect to any Person, any: (1) direct or indirect loan, advance or other extension of credit (including, without limitation, a Contingent Obligation) to any other Person (other than advances or extensions of credit to customers in the ordinary course of business); (2) capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person; or (3) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.
“Loan” is defined in Section 2.1.
“Loan Documents” means, collectively, this Agreement, the Note and the Fee Letter.
“Loan Parties” means the Borrowers and the Guarantor.
“Master Franchise Agreements” means the Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among McDonald’s Latin America, the Borrowers and the other parties thereto, and the Second Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among McDonald’s Latin America and the Guarantor.
“Master Franchisee” means LatAm, LLC, or any successor to its rights and obligations under the Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among McDonald’s Latin America, the Borrowers and the other parties thereto.
“Material Adverse Effect” means a material adverse effect on (a) the business, properties, operations or financial condition of the Borrowers and their Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to pay or perform their respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, (c) the rights and remedies of the Lender under any Loan Document or the validity, legality, binding effect or enforceability thereof.
“Material Subsidiary” means, at any time, the Guarantor and any other Subsidiary of any of the Borrowers that (a) represents 10% or more of Consolidated EBITDA of any of the Borrowers for the four fiscal quarters most recently ended at the time of determination, or (b) holds assets representing 10% or more of Consolidated Total Assets. As of the Closing Date (determined based on the financial condition and results of operations as of and for the period of four (4) fiscal quarters ended on June 30, 2024).
“Maturity Date” means October 31, 2026.
“McDonald’s Mortgage” means any mortgages granted in favor of McDonald’s Latin America on Secured Restricted Real Estate, in each case securing obligations owing to McDonald’s Latin America under the Master Franchise Agreement in an aggregate amount not to exceed the undrawn portion of the Letter of Credit on the date of termination thereof.

“McDonald’s Security Documents” means the McDonald’s U.S. Stock Pledge Agreement, dated as of August 3, 2008, made by the Borrowers and the other parties thereto in favor of McDonald’s Latin America, the McDonald’s Foreign Pledge Agreements and the McDonald’s Deposit Pledge Agreement and any other agreement, instrument or document under which any Lien is granted to secure obligations under the Franchise Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Note” means each promissory note executed by the Borrowers in favor of the Lender, substantially in the form of Exhibit B.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrowers and the Guarantor arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any of the Borrowers, the Guarantor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding.
“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive/constitutional documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles, and/or memorandum of association, formation or organization (as applicable) and operating or limited liability agreement, (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity and (d) as to any Loan Party incorporated in the Netherlands, the deed of incorporation (akte van oprichting), articles of association (statuten), and an up-to-date extract of the Trade Register of the Dutch Chamber of Commerce.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or any other similar Taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Permitted Holders” means (a) any Person that is an Affiliate of the Borrowers prior to an event giving rise to a Change of Control (and not established as an Affiliate in order to effect what would otherwise be a Change of Control), (b) Woods W. Staton and any Related Party of Woods W. Staton and (c) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned directly or indirectly 51% or more by Persons specified in clause (b).

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Borrowers or any Subsidiary and enters into a third-party financing thereof on terms that the Board of Directors of the Borrowers or such Subsidiary has concluded are customary and market terms fair to such Person.
“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.
“Property” shall mean any right or interest in or to property, assets, rights or revenues of any kind whatsoever, whether real, personal or mixed, whether existing or future and whether tangible or intangible, including intellectual property.
“Regulation U” means Regulation U (12 C.F.R. Part 221) of the Federal Reserve Board, as the same may be modified and supplemented and in effect from time to time.
“Regulation X” means Regulation X (12 C.F.R. Part 224) of the Federal Reserve Board, as the same may be modified and supplemented and in effect from time to time.
“Related Party” means, with respect to any Person, (1) any Subsidiary, spouse, descendant or other immediate family member (which includes any child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) (in the case of an individual), of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries and stockholders, partners or owners of which consist solely of one or more Permitted Holders referred to in clause (1) of the definition thereof and/or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject to or target of any Sanctions.
“Sanctioned Person” means, at any time, any individuals or entities (a) listed in any Sanctions-related list of designated individuals or entities maintained by Sanctions Authority, (b) operating, organized or resident in a Sanctioned Country, or (c) owned or controlled by one or more of any such individuals or entities as described in the foregoing clauses (a) and (b), or (d) otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, or the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (collectively, “Sanctions Authorities”).
“Securitization Subsidiary” means (a) a Subsidiary that is designated a “Securitization Subsidiary” by the Board of Directors of any Borrower, (b) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (c) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which is guaranteed by any Borrower or any Material Subsidiary, is recourse to or obligates any Borrower or any Material Subsidiary of any Borrower in any way, subjects any property or asset of any Borrower or any Material Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (d) with respect to which neither any Borrower nor any Material Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (c) and (d), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are, at the time owned, or the management of which is otherwise controlled by, such Person or by one or more Subsidiaries of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.
“Term SOFR” means, for any Interest Period, the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be equal to the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Utilization Fee” is defined in Section 2.7(b).
“Utilization Fee Period” means, with respect to each Loan, (a) the period commencing on and including the Closing Date and ending on (but excluding) the next Interest Payment Date for such Loan, and (b) thereafter, a period commencing on and including the last day of the preceding Utilization Fee Period and ending on but excluding the next succeeding Interest Payment Date for such Loan; provided, that (i) if any Utilization Fee Period would end on a day other than a Business Day, such Utilization Fee Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Utilization Fee Period shall end on the next preceding Business Day; (ii) any Utilization Fee Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Utilization Fee Period) shall end on the last Business Day of the last calendar month of such Utilization Fee Period; and (iii) no Utilization Fee Period shall extend beyond the Maturity Date (but excluding it).
“Utilization Fee Rate” means, at any time of determination, the rate per annum set forth opposite the Utilization Percentage in the pricing grid below:

Utilization Percentage	Utilization Fee Rate
≤ 33%	n/a
> 33% to ≤ 67%	0.20%
> 67%	0.40%

“Utilization Percentage” means, at any time of determination, the percentage obtained by dividing (i) all outstanding Loans hereunder at such time by (ii) the aggregate amount of all Commitments of the Lender at such time.
“Voting Stock” means Capital Stock in any Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or individuals performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
Section 1.2.    Rules of Construction.
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and Properties, including cash, securities, accounts and contract rights.
(b)    In this Agreement and each other Loan Document, unless the context clearly requires otherwise (or such other Loan Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify;” and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including,” “to” and “until” shall mean “to but excluding,” and “through” shall mean “to and including;” (iii) “hereof,” “herein” and “hereunder” (and similar terms) in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document; and (iv) references to “the date hereof” shall mean the date first set forth above.

(c)    In this Agreement unless the context clearly requires otherwise, any reference to (i) an Exhibit or Schedule is to an Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subsection is to a Section or such other subsection of this Agreement.
(d)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrowers notifies the Lender that the Borrowers requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
(e)    For purposes of Section 6.5, the definitions of Consolidated Net Indebtedness, Consolidated EBITDA and Consolidated Net Indebtedness to EBITDA Ratio will be calculated after giving effect on a pro forma basis in good faith for the period of such calculation for the following:
(i)    the incurrence, repayment or redemption of any Indebtedness (including acquired Indebtedness) of such Person or any of its Subsidiaries, and the application of the proceeds thereof, including the incurrence of any Indebtedness (including acquired Indebtedness), and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such four-quarter period or at any time subsequent to the last day of such four-quarter period and prior to or on such date of determination, to the extent, in the case of an incurrence, such Indebtedness is outstanding on the date of determination, as if such incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such four-quarter period; and
(ii)    any asset sale transaction or asset acquisition by such Person or any of its Subsidiaries, including any asset sale or asset acquisition giving rise to the need to make such determination, occurring during the four-quarter period or at any time subsequent to the last day of the four-quarter period and prior to or on such date of determination, as if such asset sale transaction or asset acquisition occurred on the first day of the four-quarter period.
For purposes of making such pro forma computation, the amount of Indebtedness under any revolving credit facility will be computed based on:
(A)    the average daily balance of such Indebtedness during such four-quarter period; or
(B)    if such facility was created after the end of such four-quarter period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, in each case giving pro forma effect to any borrowings related to any transaction referred to in clause (ii) of this Section 1.2(e).

Section 1.3.    Dutch terms.
(a)    Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Loan Party incorporated in the Netherlands, a reference to:
an “administrator” includes a bewindvoerder or a beoogd bewindvoerder;
“any proceeding” includes Arcos Netherlands having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands but (for the avoidance of doubt) not where such notice is (deemed) filed by reason of a request by Arcos Netherlands for the postponement of its tax liability payments made – and the authorities’ consent to and actual postponement of such payments – in accordance with the Decree on Temporary Measures Coronacrisis (Besluit noodmaatregelen coronacrisis) of the Dutch State Secretary for Finance (as amended or replaced from time to time);
an “arrangement” includes an onderhands akkoord within the meaning of the Wet homologatie onderhands akkoord (WHOA) and a (voorlopig) surseance van betaling;
an “attachment” includes a conservatoir beslag or executoriaal beslag;
the “constitutional documents” means the deed of incorporation (akte van oprichting), articles of association (statuten), and an up-to-date extract of the Trade Register of the Dutch Chamber of Commerce;
a “director” means a managing director (bestuurder) and “board of directors” means its managing board (bestuur);
“indemnify” means vrijwaren;
“intentional or gross fault” means opzet;
“negligence” means schuld;
the “Netherlands” means the European part of the Kingdom of the Netherlands and Dutch means in or of the Netherlands;
a “receiver” or an “administrative receiver” includes a herstructureringsdeskundige, beoogd curator, curator or bewindvoerder;
a “security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and in general any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijkzekerheidsrecht); and
a “winding-up”, “administration” or “dissolution” includes a bankruptcy (faillissement) or dissolution (ontbinding).

ARTICLE II

LOANS
Section 2.1.    Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, subject to Section 2.2, in an aggregate amount not to exceed, at any time outstanding, the Aggregate Commitment Amount, provided that no Lender shall make available Loans to any Dutch Loan Party unless it qualifies as Dutch Non-Public Lender. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.1, repay and reborrow under this Section 2.1.
Section 2.2.    Borrowing.
(a)    To request a Borrowing, the Borrowers shall give the Lender an irrevocable notice substantially in the form of Exhibit A (the “Borrowing Notice”) signed by the applicable Borrower and appropriately completed, no later than 11:00 a.m. New York City time at least three (3) U.S. Government Securities Business Days prior to the funding date of such Loan. The initial borrowing shall be in a principal amount of at least U.S.$100,000.00.
(b)    Upon satisfaction of the applicable conditions set forth in Section 4.2, the Lender shall make the amount of the requested Loan available to the Borrowers in immediately available funds on the Borrowing Date specified in the Borrowing Notice.
Section 2.3.    Termination of Commitment. The Commitment shall automatically terminate at 5:00 p.m. (New York City time) on the Commitment Termination Date.
Section 2.4.    Repayment of the Loans. The Borrowers hereby unconditionally promise to pay to the Lender the principal amount of each Loan on its respective maturity date, as specified in the Notice of Borrowing, which shall not extend beyond the Maturity Date.
Section 2.5.    Optional Prepayment; Mandatory Prepayment.
(a)    The Borrowers shall have the right to prepay, without premium or penalty, all or any portion of the Loans by giving the Lender irrevocable notice by 11:00 a.m. New York City time, at least three (3) U.S. Government Securities Business Days prior to the prepayment of such Loan. Each prepayment notice shall specify (x) the prepayment date and (y) the principal amount of each Loan or portion thereof to be prepaid. Each prepayment notice shall be irrevocable.
(b)    If on any Business Day for any reason the total outstanding principal amount of the Loans at any time exceeds the Aggregate Commitment Amount then in effect, the Borrowers shall immediately prepay Loans in an aggregate amount equal to such excess.

(c)    Each payment pursuant to this Section 2.5 shall be accompanied by accrued interest to such date on the amount prepaid and any additional amounts required to be paid pursuant to this Agreements, including but not limited to Section 2.13.
(d)    No prepayment of a Loan hereunder shall be made on any day that is not a U.S. Government Securities Business Day, and if any prepayment to be made by any Borrower shall fall due on a day that is not a U.S. Government Securities Business Day, payment shall be made on the next succeeding U.S. Government Securities Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.
Section 2.6.    Interest.
(a)    Interest Rates. Except as otherwise provided in Clause (b) below, each Loan shall bear interest at a rate per annum equal to Term SOFR plus the Applicable Margin.
(b)    Default Interest. If any amount payable by any Borrower under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate. Upon the request of the Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all Loans outstanding hereunder at a rate per annum equal to the applicable Default Rate.
(c)    Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Term SOFR shall be determined by the Lender and such determination shall be conclusive absent manifest error.
(d)    Conforming Changes. In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, in order to implement such Conforming Changes, the Lender and the Borrowers shall endeavor to establish an alternate rate of interest to the Term SOFR or SOFR, as applicable that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated and/or bilateral loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
Section 2.7.    Fees.
(a)    Commitment Fee. The Borrowers agree to pay to the Lender a commitment fee (the “Commitment Fee”) for each Commitment Fee Period, payable in arrears on each Commitment Fee Payment Date and on the Commitment Termination Date. The Commitment Fee shall be calculated at a rate of 0.75% per annum on the average daily amount of the unutilized portion of the Commitment during the applicable period. The phrase “unutilized portion of the Commitment” as used in the preceding sentence means, as of any day, the positive difference between (a) the amount of the Commitment, and (b) the outstanding principal amount of the Loans. The Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(b)    Utilization Fee. The Borrowers agree to pay to the Lender an utilization fee (the “Utilization Fee”) for each Utilization Fee Period, payable in arrears on each Interest Payment Date and on the Maturity Date. The Utilization Fee shall be computed as the product of the applicable Utilization Fee Rate and the actual amount of the outstanding principal amount of the Lender’s Loans (if any) on each day during such Utilization Fee Period on the basis of a year of 360 days, it being understood that the calculation of the Utilization Fee will be made on a daily basis based on the actual outstanding principal amount of the Loans on such date taking into account any repayment, prepayment or disbursement of Loans made on such date.
Section 2.8.    Note.
(a)    The obligation of the Borrowers to repay the aggregate principal balance of all Loans hereunder outstanding at any one time shall, if requested by the Lender, be evidenced by one or more Notes, as such Note(s) may be modified or amended from time to time. Promptly upon such request, the Borrowers shall execute and deliver such Note(s) to the Lender.
(b)    The payment of any part of the principal of the Note shall discharge the obligation of the Borrowers under this Agreement to pay principal of the Loans evidenced by the Note pro tanto, and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligations of the Borrowers under the Note pro tanto.
(c)    In the event of any inconsistency between this Agreement and the Note with respect to the calculation of interest or any other amount due hereunder, this Agreement shall prevail.
Section 2.9.    Payments Generally.
(a)    Payments by Borrowers. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Lender, at the Lender’s office in Dollars and in immediately available funds not later than 4:00 p.m. (New York time) on the date specified herein. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, except that if such payment is due on the Maturity Date and such date is not a Business Day, payment shall be made on the next preceding Business Day, and such extension or reduction of time shall be reflected on computing interest or fees, as the case may be.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, and (ii) second, to pay principal then due hereunder.

Section 2.10.    Taxes.
(a)    Any and all payments by or on account of any obligation of any of the Borrowers or the Guarantor hereunder or under any other Loan Document shall, to the extent permitted by Applicable Law, be made free and clear of and without deduction or withholding for any Taxes. If, however, Applicable Law requires any Borrower or the Guarantor to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Applicable Law as determined by such Borrower or the Guarantor.
(b)    If any Borrower or the Guarantor shall be required by Applicable Law to withhold or deduct any Taxes from any payment, then (i) such Borrower or the Guarantor shall withhold or make such deductions as are determined by such Borrower or the Guarantor to be required, (ii) such Borrower or the Guarantor shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Borrower or the Guarantor shall be increased by such additional amounts as necessary so that after any such required withholding or the making of all such required deductions (including withholding or deductions applicable to additional sums payable under this Section 2.10) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)    Without limiting the provisions of clause (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(d)    Without limiting the provisions of clause (a), (b) or (c) above, the Borrowers shall, and do hereby indemnify the Lender, and shall make payment in respect thereof, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributed to amounts payable under this Section 2.10) withheld or deducted by any Borrower or the Guarantor or paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrowers by the Lender shall be conclusive absent manifest error.
(e)    Within 30 calendar days, upon request by the Lender, after any payment of Taxes by the Borrowers to a Governmental Authority as provided in this Section 2.10, the Borrowers shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or any other evidence available that is reasonably satisfactory to the Lender.
(f)    If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrowers, shall deliver such other documentation or information reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not the Lender is subject to any withholding Taxes (including backup withholding or the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(g)    If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including the payment of additional amounts pursuant to this Section 2.10), it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant taxation authority with respect to such refund). Upon the request of the Lender, the Borrowers shall repay to the Lender the amount paid over pursuant to this Section 2.10(g) (plus any penalties, interest or other charges imposed by the relevant taxation authority) in the event that the Lender is required to repay such refund to such taxation authority. Notwithstanding anything to the contrary in this Section 2.10(g), in no event will the Lender be required to pay any amount to the Borrowers pursuant to this Section 2.10(g) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers.]
Section 2.11.    Requirements of Law.
(a)    In the event that any Change in Law or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date hereof:
(i)    does or shall impose, modify or hold applicable any reserve, special deposit or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, any office of the Lender which are not otherwise included in the determination of any applicable interest rate hereunder; or
(ii)    does or shall impose on the Lender any other condition affecting this Agreement or the Loans;
and the result of any of the foregoing is to increase the cost to the Lender or its lending office of making or maintaining advances or extensions of credit or to reduce any amount received or receivable hereunder, whether of principal, interest or otherwise (other than an increase in cost or reduction in amount attributable to Taxes, as to which Section 2.10 shall govern), in each case, in respect of the Loans, then, in any such case, the Borrowers shall pay the Lender, within 30 days from demand, such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

(b)    If the Lender reasonably determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment or the Loans to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(c)    A certificate of the Lender setting forth in reasonable detail the basis for the calculation of the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided, however, that the Borrowers shall not be required to compensate the Lender pursuant to this Section 2.11 for any increased cost incurred more than 180 days before it notifies the Borrowers of the Change in Law giving rise to such increased cost and of its intention to claim compensation therefore. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.
Section 2.12.    Mitigation Obligations. If the Lender requests compensation under Section 2.11, or requires any Borrower or the Guarantor to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.10, then the Lender shall (at the request of the Borrowers or the Guarantor) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or Section 2.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.
Section 2.13.    Breakage Costs. The Borrowers agree to reimburse the Lender for any Breakage Costs. The Borrowers shall pay the Lender the amount shown as due on any certificate delivered by the Lender to the Borrowers setting forth in reasonable detail Breakage Costs incurred within 30 days after receipt thereof.
Section 2.14.    Survival. The provisions under this Section shall survive termination of the Commitment and the repayment of all Obligations hereunder.

Section 2.15.    Inability to Determine Rates. Subject to Section 2.17, if, as of any date, the Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, the Lender will promptly so notify the Borrowers. Upon notice thereof by the Lender to the Borrowers, any obligation of the Lenders to make Loans shall be suspended (to the extent of the affected Loans) until the Lender revokes such notice. Upon receipt of such notice;
(i)    the Lender’s obligation to make Loans will be suspended for the affected Loans until the Lender revokes the notice;
(ii)    the Borrowers will be deemed to have revoked any pending request for a borrowing of Loans (to the extent of the affected Loans);
(iii)    the Lender and the Borrowers shall endeavor to establish an alternate rate of interest to the Term SOFR or SOFR, as applicable, that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated and/or bilateral loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement;
(iv)    following the establishment of the alternative rate, all revoked or future requests for borrowing will be reconsidered by the Lender using the new interest rate established in accordance with item (iii) above; and
(v)    if (a) the Lenders and Borrowers fail to agree on an alternate rate of interest to the Term SOFR or SOFR, as applicable, as described in item (iii), or (b) the established alternative rate cannot, for any reason, be applied to withdrawn Loans, each Borrower shall immediately prepay any outstanding Loans made to it, in accordance with Section 2.5 above.
Section 2.16.    Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest based upon SOFR or Term SOFR, then, upon notice thereof by the Lender to the Borrowers (an “Illegality Notice”), any obligation of the Lender to make Loans shall be suspended until the Lender notifies the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, each Borrower shall, if necessary to avoid such illegality, upon demand from the Lender, prepay all Loans made to it on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain Loans to such day, or immediately, if the Lender may not lawfully continue to maintain Loans to such day, in each case until the Borrowers are advised in writing by the Lender that it is no longer illegal for the Lender to determine or charge interest rates based upon SOFR or Term SOFR. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.13.
Section 2.17.    Benchmark Replacement Setting.
(a)    Benchmark Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Lender and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Lender has posted such proposed amendment to the Borrowers. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.17(a)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.17).
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, provided, however that the Lender shall inform the parties to this Agreement of any proposed Conforming Changes at least five (5) Business Days in advance of the effectiveness of such changes.
(c)    Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrowers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lenders may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each Borrower and the Guarantor hereby represent and warrant to the Lender, as of the Closing Date, the following, whereas (1) with respect to the Guarantor, the representations and warranties are limited to matters of the laws of Brazil and (i) to the extent that the laws of any other jurisdiction may be relevant, the Guarantor has not conducted any independent investigation thereof; and (ii) without prejudice to the conditions set forth in Section 4.2(c) below, which must be fulfilled by each Borrower in relation to all Loan Parties on each Borrowing Date, the Guarantor assumes no obligation to notify the Lender of any future changes in the law that may affect the representations and warranties expressed in this document, or otherwise to update these representations:
Section 3.1.    Financial Condition; No Material Adverse Effect. (a) The audited Consolidated balance sheets of each of the Borrowers and their Subsidiaries as at December 31, 2023, including the related schedules and notes thereto, and the unaudited Consolidated balance sheets of each of the Borrowers and their Subsidiaries as at June 30, 2024, including the related schedules and notes thereto, in each case, present fairly the financial condition of each of the Borrowers and their Subsidiaries as of the end of such fiscal year and fiscal quarter, respectively, and results of their operations and the changes in their undistributed net assets for the fiscal year and fiscal quarter, respectively, then ended.
(b)    Since June 30, 2024, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.2.    Existence and Qualification; Power. Each Borrower and each Material Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) but only with respect to any Material Subsidiary that is not the Guarantor, (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 3.3.    Authorization; Enforceable Obligations; No Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will be legal, valid and binding obligations of the Loan Parties party thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws. The execution, delivery and performance of this Agreement and the other Loan Documents (i) are not in contravention of law or of the terms of any Loan Party’s organizational documents, and (ii) will not result in the breach of or constitute a default under, or result in the creation of a Lien or require a payment to be made under any indenture, agreement or undertaking to which any Borrower or the Guarantor is a party or by which it or its property may be bound or affected, except in the case referred to in this clause (ii), to the extent that such breach, default, Lien or payment would not reasonably be expected to have a Material Adverse Effect.
Section 3.4.    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, including the Central Bank of Brazil, or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower or the Guarantor of this Agreement or any other Loan Document, which has not been duly obtained, except for, with respect to an enforcement of the Guarantor in Brazil, as the case may be, (i) the notarization of the signature of the parties to the Loan Documents signing them outside of Brazil and consularization of the Loan Documents (or, if the place of signing is a contracting state to the Convention Abolishing the Requirement of legalization for Foreign Public Documents dated October 5, 1961 (“Hague Convention”), the Loan Documents must be apostilled), (ii) the translation of the documents mentioned in item (i) into Portuguese by a certified public translator; and (iii) the filing of such translated and notarized and consularized (or apostilled, as applicable) documents with the relevant Registry of Titles and Documents in Brazil, which can be performed by any party at any time before enforcement of the Loan Documents in Brazil.

Section 3.5.    No Material Litigation. Except as set forth on Schedule 3.5, there is no action, suit, investigation or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of any Borrower or the Guarantor, threatened by or against any Borrower or any of its Material Subsidiaries or affecting any Borrower or any of its Material Subsidiaries or any Properties or rights of any Borrower or any of its Material Subsidiaries, which, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.6.    Taxes. Each Borrower and each of its Material Subsidiaries has filed or caused to be filed all federal and state and local tax returns which are required to be filed by it, except where the failure to file such tax returns would not reasonably be expected to result in a Material Adverse Effect, and, except for (i) taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP or (ii) taxes the payment of which would not reasonably be expected to result in a Material Adverse Effect, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due.
Section 3.7.    CIT Fiscal Unity. As per the date of this Agreement, the CIT Fiscal Unity consists of the Arcos Netherlands and Arcos Dorados Development B.V. only.
Section 3.8.    Compliance with Laws. Each Borrower and each of its Material Subsidiaries are in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except (i) in such instances in which such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.
Section 3.9.    Intellectual Property; Licenses, Etc. Each Borrower and each of its Material Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict in any material respects with the rights of any other Person. To the best knowledge of each Borrower and the Guarantor, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower or any of its Material Subsidiaries infringes upon any rights held by any other Person, except for any such infringement which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of any Borrower or the Guarantor, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.10.    Ranking. The payment obligations in respect of the Loans will constitute unsecured, direct and unconditional obligations of the Borrowers and the Guarantor, and shall rank at least pari passu with all other existing and future unsecured, unsubordinated indebtedness of the Borrowers and the Guarantor, except for any obligations that have priority under applicable laws.
Section 3.11.    Full Disclosure. The reports, financial statements, certificates and other information furnished by or on behalf of the Loan Parties to the Lender in connection with the negotiation of this Agreement or delivered hereunder, taken as a whole, do not contain any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading; provided that, with respect to projected financial information, each Borrower and the Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 3.12.    Form of Documents. Each of the Loan Documents to which any Loan Party is a party is in proper legal form under the laws of the jurisdiction in which such Loan Party is organized for the enforcement thereof against such Loan Party under such laws; provided that, in the event of enforcement of any of the Loan Documents, including this Agreement, against the Guarantor in Brazil, it is necessary to, as the case may be, (i) notarize the signature of the parties to the Loan Documents who signed them outside of Brazil and consularize the Loan Documents (or, if the place of signing is a contracting state to the Hague Convention, have the Loan Documents apostilled); (ii) translate the documents mentioned in item (i) into Portuguese by a certified public translator; and (iii) file such translated and notarized and consularized (or apostilled, as applicable) documents with the relevant Registry of Titles and Documents in Brazil, which can be performed by any party at any time before enforcement of the Loan Documents in Brazil.
Section 3.13.    Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (a) the properties presently owned, leased or operated by the Loan Parties and their Subsidiaries are in compliance with all Environmental Laws; (b) none of the Loan Parties nor any of their Subsidiaries has received any written complaint or notice of violation or liability under Environmental Laws with regard to any Loan Party or any Subsidiary thereof; (c) there are no administrative actions or judicial proceedings pending under any Environmental Law against any Loan Party or any Subsidiary thereof, and (d) none of the Loan Parties nor any of their Subsidiaries is subject to any Environmental Liability applicable to it.
Section 3.14.    Use of Proceeds. Each Borrower will use the proceeds of the Loans for general corporate purposes. No proceeds of the Loans will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X.

Section 3.15.    Investment Company Act. No Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.
Section 3.16.    Anti-Corruption Law and Sanctions. Each Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and none of (i) the Borrowers, any Subsidiary thereof or, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrowers, any agent of the Borrowers or any Subsidiary of the Borrowers that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The foregoing representations in this Section 3.15 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.
ARTICLE IV

CONDITIONS PRECEDENT
Section 4.1.    Conditions to Closing. This Agreement and the obligations of the Lender to make Loans hereunder shall become effective as of the date that the Lender shall have received each of the following documents and the following conditions shall have been satisfied on or prior to such date (such date, the “Closing Date”), each of which shall be reasonably satisfactory to the Lender in form and substance (or such condition shall have been waived in writing by the Lender):
(a)    the Lender shall have received each Loan Document (other than any Note) duly executed and delivered on behalf of each Borrower and the Guarantor, as applicable;
(b)    incumbency certificates evidencing the identity, authority and capacity of each officer of each Borrower and the Guarantor authorized to act on behalf of such Person in connection with this Agreement and the other Loan Documents to which such Person is a party;
(c)    favorable opinions of (i) Mayer Brown LLP, New York counsel to the Lender, (ii) Tauil & Chequer Advogados, Brazilian counsel to the Lender (iii) Appleby (BVI) Limited, British Virgin Islands counsel to the Lender (“Appleby”) and (iv) AKD N.V., Dutch counsel to the Lender, in each case substantially in the form attached hereto as Exhibits D-1, D-2, D-3, and D-4 respectively;
(d)    a certificate signed by the chief financial or accounting officer of each Borrower (A) confirming (1) that no Default or Event of Default shall have occurred and be continuing, (2) there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect; (3) that the representations and warranties of the Loan Parties set out in the Loan Documents shall be (x) if any such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct (as so qualified) on and as of the Closing Date, or (y) if any such representation and warranty is not so qualified, true and correct in all material respects on and as of the Closing Date and (B) accompanied by true and correct copies of organizational documents, resolutions and powers of attorney of each Loan Party and its legal representatives;
(e)    each Borrower and the Guarantor shall have delivered evidence that a process agent shall have accepted appointment to receive service of process on such Borrower and the Guarantor, in form and substance reasonably satisfactory to the Lender;
(f)    each Borrower shall have paid all fees and other amounts due and payable on or before the Closing Date by the Borrowers to the Lender (including fees and expenses of counsel to the Lender) to the extent invoiced to the Borrowers prior to the Closing Date;
(g)    the Lender shall have received copies of all approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, including the Central Bank of Brazil, or any other Person necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower or the Guarantor of this Agreement or any other Loan Document, which has not been duly obtained, except for, with respect to an enforcement of the Guarantor in Brazil, as the case may be (i) the notarization of the signature of the parties to the Loan Documents signing them outside of Brazil and consularization of the Loan Documents (or, if the place of signing is a contracting state to the Hague Convention, the Loan Documents must be apostilled); (ii) the translation of the documents mentioned in item (i) into Portuguese by a certified public translator; and (iii) the filing of such translated and notarized and consularized (or apostilled, as applicable) documents with the relevant Registry of Titles and Documents in Brazil, which can be performed by any party at any time before enforcement of the Loan Documents in Brazil;
(h)    the Lender shall have received certified copies of the Organizational Documents of each Loan Party and of documents (including, if necessary, appropriate resolutions of the board of directors or similar body of each Loan Party and, if necessary, shareholder or similar approval) evidencing the due authorization by it of the performance of the Loan Documents to which it is a party and the good standing of such Loan Party in its jurisdiction of incorporation (to the extent such concept is applicable in the relevant jurisdiction);
(i)    in relation to Arcos BVI, the Lender shall have received (i) a registered agent’s certificate attaching registers of directors, members and charges, to be certified by the registered agent of Arcos BVI; and (ii) a certificate of good standing to be issued by the BVI Registry of Corporate Affairs, each to be issued and/or certified (as applicable) within fifteen (15) days of the issuance by Appleby of its BVI legal opinion; and
(j)    completion of legal due diligence on the Loan Parties, satisfactory to the Lender’s reasonable satisfaction.

The Lender shall notify the Borrowers of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived in writing by the Lender) at or prior to 2:00 p.m., New York time, on the date that is five (5) days after the date hereof (and, in the event such conditions are not so satisfied or waived, the Commitment shall terminate at such time).
Section 4.2.    Conditions to each Borrowing. The obligation of the Lender to make a Loan is subject to the satisfaction, unless waived in writing by the Lender, of the further conditions precedent that:
(a)    the Closing Date shall have occurred;
(b)    the Lender shall have received a Borrowing Notice in accordance with Section 2.2 and the relevant Note duly executed and delivered on behalf of the applicable Borrower;
(c)    the representations and warranties of the Loan Parties set out in the Loan Documents shall be (A) if any such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct (as so qualified) on and as of the Borrowing Date, or (B) if any such representation and warranty is not so qualified, true and correct in all material respects on and as of the Borrowing Date; provided, that for purposes of this Section 4.2(c), the representation and warranty of the Borrowers contemplated in Section 3.1(a) shall be deemed to refer to the last day of the period covered by the most recent financial statements furnished to the Lender hereunder;
(d)    the sum of the outstanding principal amount of the Loans plus the amount of the requested Loan shall be equal to or less than the Aggregate Commitment Amount; and
(e)    immediately prior and after the borrowing of the Loan on the Borrowing Date, no Default or Event of Default shall have occurred and be continuing.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments have been terminated and all Obligations of the Borrowers under the Loan Documents have been paid in full:
Section 5.1.    Financial Statements and Other Information. The Borrowers shall furnish to the Lender:

(a)    as soon as available and in any event within 120 days after the end of each fiscal year of each Borrower, a Consolidated balance sheet of each Borrower and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP applied on a consistent basis and certified by independent public accountants of nationally recognized standing;
(b)    as soon as available and in any event within 90 days after the end of each of the first three quarters of each fiscal year of each Borrower, a Consolidated balance sheet of each Borrower and its Subsidiaries as of the end of such quarter and the related Consolidated statement of income for such quarter and for the portion of each Borrower’s fiscal year then ended, and the related Consolidated statements of cash flows and changes in shareholders’ equity for the portion of the fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding quarter and the corresponding portion of each Borrower’s previous fiscal year, all in reasonable detail and duly certified (subject to normal year-end adjustments and the absence of footnotes) by the chief financial officer of each Borrower as having been prepared in accordance with GAAP applied on a consistent basis;
(c)    concurrently with the delivery of the financial information pursuant to clauses (a) and (b) above, a compliance certificate substantially in form of Exhibit C hereto, executed by the chief financial or accounting officer of each Borrower, (i) certifying to the best of his knowledge, that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) showing compliance with Section 6.5;
(d)    promptly upon any Borrower’s or the Guarantor’s obtaining knowledge of any Default or Event of Default, a certificate of the chief financial officer of the Borrowers setting forth the details thereof;
(e)    promptly upon any Loan Party entering into any Indebtedness in excess of the equivalent of U.S.$40,000,000.00, copies of the transaction documents related to such Indebtedness, as long as the main transaction details are not public;
(f)    from time to time such additional information regarding the financial condition or business of each Borrower and the Material Subsidiaries as the Lender may reasonably request; provided that each Borrower shall not be required to provide pursuant to this Section 5.1(f) any information that (x) is subject to attorney-client or similar privilege or constitutes attorney work product, (y) is a confidential or proprietary trade secret or (z) is commercially strategic information (as determined in good faith by each Borrower); and
(g)    within five Business Days from any Loan Party’s obtaining knowledge thereof, notice of (i) any breach or non-performance of, or any default under, a contractual obligation of any Borrower or any Material Subsidiary thereof; (ii) the commencement of, or any material development in, any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Material Subsidiary thereof and any Governmental Authority, including relating to tax events and liabilities; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Material Subsidiary thereof, including pursuant to any applicable Environmental Laws, in each case, only if such event or development has resulted or would reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to Section 5.1(d) or (g) shall be accompanied by a statement of the chief financial officer of each Borrower setting forth details of the occurrence referred to therein and stating what action each Borrower and/or the applicable Subsidiary has taken and proposes to take with respect thereto and, if applicable, shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Documents required to be delivered pursuant to Section 5.1(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which each Borrower posts such documents, or provides a link thereto, on each Borrower’s Web site on the Internet at the website address provided to the Lender pursuant to Section 9.4, or (ii) on which such documents are posted on the Guarantor’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that each Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents.
Section 5.2.    Other Affirmative Covenants. Each Loan Party shall (and each Borrower shall cause each Material Subsidiary to):
(a)    (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, (ii) take all reasonable action to maintain all material rights, privileges, permits and licenses and necessary or desirable in the ordinary course of its business, and (iii) preserve or renew those registered patents, trademarks, trade names and service marks reasonably necessary in the ordinary course of its business, in each case, except in the case of any Loan Party, unless such failure to preserve, renew or maintain would not reasonably be expected to result in a Material Adverse Effect;
(b)    comply with the requirements of all applicable laws, rules, regulations, and orders of Governmental Authorities unless such failure to comply would not reasonably be expected to result in a Material Adverse Effect;
(c)    pay and discharge when due all obligations including taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained and unless any such failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect;
(d)    maintain all of its material properties owned or used in its business in good working order and condition ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(e)    maintain insurance in such amounts, with such deductibles, and against such risks as is customary for similarly situated businesses, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;
(f)    maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all material financial transactions and material matters involving its assets and business and the assets and businesses of its respective Subsidiaries;
(g)    following the occurrence and during the continuance of any Event of Default, permit representatives of the Lender, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs and the business and affairs of its Subsidiaries with its officers and directors; provided that each Borrower shall not be required to provide pursuant to this Section 5.2(g) any information that (x) is subject to attorney-client or similar privilege or constitutes attorney work product, (y) is a confidential or proprietary trade secret or (z) is commercially strategic information (as determined in good faith by each Borrower).
Section 5.3.    Use of Proceeds. Each Borrower shall use proceeds of the Loan solely for general corporate purposes and not use such Loan proceeds for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X.
Section 5.4.    Rank of Obligations. Each Loan Party shall cause the payment obligations in respect of outstanding amounts under this Agreement and the other Loan Documents to rank at least pari passu with all other existing and future unsecured indebtedness of each Loan Party and to constitute direct, unconditional and unsubordinated obligations of each Loan Party, except for any obligations that have priority under applicable laws.
Section 5.5.    Anti-Corruption and Sanctions.
(a)    Each Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by each Borrower, its Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(b)    Each Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan: (i) in any manner that would result in violation of any Anti-Corruption Laws, or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for an individual or entity required to comply with Sanctions.
(c)    The foregoing of this Section 5.5 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such undertaking is or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (A) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (B) any similar blocking or anti-boycott law in the United Kingdom.

ARTICLE VI

NEGATIVE COVENANTS
So long as the Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall (and each Borrower will not permit any Material Subsidiary to):
Section 6.1.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than:
(a)    Liens pursuant to any Loan Document;
(b)    Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and any Liens arising automatically by operation of law in respect of Tax;
(c)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;
(e)    Liens incurred or deposits made to secure the performance of tenders, bids, leases, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeal bonds, customs duties, performance bonds, government performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business;
(f)    encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the applicable Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(g)    Liens securing any judgments for the payment of money not constituting an Event of Default so long as any such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceeding may be initiated has not expired;

(h)    (i) licenses, sublicenses, leases or subleases granted by any Borrower, the Guarantor or any Material Subsidiary to other Persons not materially interfering with the conduct of the business of such Borrower, Guarantor or Material Subsidiary and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by the Agreement to which the applicable Person is a party;
(i)    Liens upon specific items of inventory or other goods and proceeds of the applicable Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(j)    Liens on patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of license to use such patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the applicable Person in the ordinary course of business of such Person or its Subsidiaries;
(k)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(l)    Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the applicable person, including rights of offset and set-off;
(m)    deposits in the ordinary course of business securing liability for reimbursement obligations of insurance carriers providing insurance to the applicable Person and any Liens thereon;
(n)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;
(o)    Liens securing the obligations of the applicable Person pursuant to Hedging Obligations;
(p)    Liens securing any Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under this Section 6.1 not incurred pursuant to clause (s) or (u) hereof; provided that such new Liens:
(i)    are no less favorable to the Lender and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and
(ii)    do not extend to any property or assets other than the property or assets securing the Indebtedness refinanced by such refinancing Indebtedness;

(q)    Liens securing Indebtedness or other obligations of a Material Subsidiary owing to any Borrower, the Guarantor or another Material Subsidiary and permitted to be incurred under this Agreement;
(r)    Liens securing acquired Indebtedness not incurred in connection with, or in anticipation or contemplation of, the relevant merger, consolidation or amalgamation; provided that (i) such Liens secured such acquired Indebtedness at the time of and prior to the incurrence of such acquired Indebtedness by the applicable Person and were not granted in connection with, or in anticipation of the incurrence of such acquired Indebtedness by such Person, and (ii) such Liens do not extend to or cover any property of the applicable Person other than the property that secured the acquired Indebtedness prior to the time such Indebtedness became acquired Indebtedness of such Person and are no more favorable to the lienholders than the Liens securing the acquired Indebtedness prior to the incurrence of such acquired Indebtedness by such Person;
(s)    purchase money Liens securing purchase money Indebtedness or Capital Lease Obligations incurred to finance the acquisition or leasing of property of the applicable Person used in the business of any Borrower and its Subsidiaries; provided that (i) the related purchase money Indebtedness does not exceed the cost of such property and will not be secured by any property of the applicable Person other than the property so acquired and (ii) the Lien securing such Indebtedness will be created within 365 days of such acquisition;
(t)    Liens arising under any Permitted Receivables Financing;
(u)    Liens securing an amount of Indebtedness outstanding at any one time not to exceed the greater of (i) U.S.$50,000,000.00 (or the equivalent thereof in other currencies) or (ii) 7.5% of Consolidated Total Assets;
(v)    Liens on the Capital Stock of any Subsidiary (other than any Material Subsidiary);
(w)    Liens in favor of McDonald’s Latin America created pursuant to the McDonald’s Security Documents and the McDonald’s Mortgages;
(x)    the interest of McDonald’s Latin America, as franchisor under the Franchise Documents;
(y)    Liens under any Section 403-Declaration in relation to a Subsidiary or any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code;
(z)    Liens, including any netting or set-off, as a result of the CIT Fiscal Unity; or
(aa)    Liens existing on the Closing Date and any extension, renewal or replacement thereof, other than Liens pursuant to any Loan Document.

Section 6.2.    Fundamental Changes.
(a)    Enter into any merger, consolidation or amalgamation in which (i) a Borrower or the Guarantor is not the surviving entity, or (ii) if the Guarantor merges with any Borrower, any Borrower is not the surviving entity, or (iii) any Person merges, consolidates or amalgamates with and into the Guarantor and (except as set forth in the preceding clause (a)(ii)) the surviving entity is not the Guarantor.
(b)    Enter into any merger, consolidation or amalgamation of any Borrower whereby such Borrower’s Consolidated Net Worth less its tangible assets immediately after giving effect to any such transaction would be less than such Borrower’s Consolidated Net Worth less its tangible assets immediately prior to any such transaction.
(c)    Sell, assign, lease, transfer or otherwise dispose of all or substantially all of any Borrower’s or the Guarantor’s business or Property, other than any sale, assignment, lease, transfer or other disposition of Property (i) by any Borrower to (A) any other Borrower; or (B) the Guarantor or (ii) by the Guarantor of its business or Property to any Borrower.
Section 6.3.    Affiliate Transactions. Enter into any transaction with (i) any of its Affiliates or (ii) any other Person holding more than 20% or more of any Borrower’s Capital Stock, unless:
(a)    the terms of such transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of any Borrower;
(b)    in the event that such transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of U.S.$15,000,000.00 (or the equivalent in other currencies), the terms of such transaction will be set forth in an officers’ certificate delivered to the Lender stating that such transaction complies with clause (a) above; and
(c)    in the event that such transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of U.S.$20,000,000.00 (or the equivalent in other currencies), the terms of such transaction will be approved by a majority of the members of such Borrower’s Board of Directors (including a majority of the disinterested members thereof), the approval to be evidenced by a board resolution stating that the Board of Directors of such Borrower has determined that such transaction complies with clause (a) above;
provided that the provisions of this Section 6.3 shall not apply to:
(i)    transactions with or among any Borrower and any Subsidiary or between or among Subsidiaries;
(ii)    reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors and employees of any Borrower or any Subsidiary;

(iii)    transactions undertaken pursuant to the terms of any agreement or arrangement to which any Borrower or any of its Subsidiaries is a party as of or on the Closing Date, as these agreements or arrangements may be amended, modified, supplemented, extended, renewed or replaced from time to time; provided that any future amendment, modification, supplement, extension, renewal or replacement entered into after the Closing Date will be permitted to the extent that its terms are not more materially disadvantageous to the Lender than the terms of the agreements or arrangements in effect on the Closing Date;
(iv)    transactions or payments, including grants of securities, stock options and similar rights, pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business or approved by any Borrower’s Board of Directors in good faith;
(v)    any employment agreements entered into by any Borrower or any of its Subsidiaries in the ordinary course of business;
(vi)    dividends or distributions payable in Capital Stock of any Borrower; dividends or distributions payable to a Borrower and/or a Subsidiary; or dividends, distributions or returns of capital made on a pro rata basis to any Borrower and its Subsidiaries, on the one hand, and minority holders of Capital Stock of a Subsidiary, on the other hand (or on a less than pro rata basis to any minority holder); and
(vii)    sales of accounts receivable, or participations therein, or any related transaction, in connection with any receivables financing.
Section 6.4.    Lines of Businesses. Engage in any line of business substantially different from those lines of business conducted by each Borrower and its Material Subsidiaries on the date hereof or any business substantially related or incidental thereto.
Section 6.5.    Consolidated Net Indebtedness to EBITDA Ratio. Permit the Consolidated Net Indebtedness to EBITDA Ratio, as of the last day of any fiscal quarter of any Borrower, to equal or exceed 3.0 to 1.0, as of the last day of the fiscal quarter.
Section 6.6.    Fiscal Unity. Arcos Netherlands shall not be a member of a fiscal unity or group for Tax purposes other than the CIT Fiscal Unity. Arcos Netherlands shall, inform the Lender on any changes to the CIT Fiscal Unity following the date of this Agreement and on the composition of the CIT Fiscal Unity within fifteen (15) days of such changes.

ARTICLE VII

EVENTS OF DEFAULT
Section 7.1.    Events of Default. Upon the occurrence and during the continuance of any of the following events:
(a)    any Borrower shall fail to (i) pay any principal or any portion thereof, of any Loan when due in accordance with the terms hereof or (ii) pay any interest, fee or any other amount, or any portion thereof, payable under any Loan Document; or
(b)    any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document (or any amendment or modification hereof or thereof or waiver thereunder), shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made; or
(c)    any Borrower shall default in the observance or performance of any agreement contained in Section 5.1(a), (b), (c) or (d) or ARTICLE VI of this Agreement; or
(d)    any Loan Party shall default in the observance or performance of any other covenant or agreement contained in any Loan Document (other than those specified in clause (a) or (c) of this Section 7.1) and such default shall continue unremedied for a period of 30 days after any Borrower’s receipt of written notice of such default from the Lender; or
(e)    (A) any Borrower or any of its Material Subsidiaries (i) fails to make any payment in respect of any Indebtedness (other than Indebtedness hereunder) or guaranty obligation having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of U.S.$40,000,000.00 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guaranty obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such guaranty obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guaranty obligation to become payable or cash collateral in respect thereof to be demanded; provided that this clause (ii) shall not apply to Indebtedness that is required to be repaid or redeemed as a result of the voluntary sale or transfer of property or assets unless such Indebtedness is not paid within the time period provided for such repayment or redemption in, or such repayment or redemption requirement is not waived in accordance with the terms of, the documentation governing such Indebtedness; or (B) any Borrower, the Guarantor or any Material Subsidiary (i) fails to make any payment in respect of any Indebtedness (other than

Indebtedness hereunder) or guaranty obligation owing to the Lender or any of its Affiliates in excess of U.S.$2,000,000.00 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guaranty obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such guaranty obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guaranty obligation to become payable or cash collateral in respect thereof to be demanded; provided that this clause (ii) shall not apply to Indebtedness that is required to be repaid or redeemed as a result of the voluntary sale or transfer of property or assets unless such Indebtedness is not paid within the time period provided for such repayment or redemption in, or such repayment or redemption requirement is not waived in accordance with the terms of, the documentation governing such Indebtedness; provided further that this Section 7.1(e)(B) shall not apply in respect of any Lender other than Banco Santander (Brasil) S.A., Grand Cayman Branch and its Affiliates (including, for the avoidance of doubt, any Person (other than Banco Santander (Brasil) S.A., Grand Cayman Branch and its Affiliates) that becomes a Lender in accordance with Section 9.5); or
(f)    (i) any Loan Party is unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) any Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator, conciliador or similar officer is appointed with respect to any Borrower or any Material Subsidiary or their respective Property without the application or consent of such Borrower or such Material Subsidiary (as applicable) and the appointment continues undischarged or unstayed for 60 calendar days; or (iv) any proceeding under Debtor Relief Laws relating to any Borrower or any Material Subsidiary or to all or any material part of its property is instituted without the consent of such Borrower or such Material Subsidiary (as applicable) and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    (i) one or more enforceable judgments or orders against any Borrower or any Material Subsidiary (excluding, if applicable, any Venezuelan Subsidiary) is entered for the payment of money in an aggregate amount (as to all such judgments) in excess of 1% (one percent) of its respective net worth, and, in each case, such judgment or order remains unsatisfied without procurement of a stay of execution within 5 calendar days after the date of entry of judgment; or
(h)    a Change of Control shall occur; or

(i)    any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lender or satisfaction in full of the Obligations hereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, illegal, invalid or unenforceable in any respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than by reason of the satisfaction in full of the Obligations hereunder); or any Loan Party challenges the validity of or purports to revoke, terminate or rescind any Loan Document; or
(j)    if any Loan Party makes any false, incorrect, inconsistent, or inaccurate statement, omits and/or conceals any relevant information or facts, of any nature, regarding its economic, financial, accounting, regulatory, reputational, and/or operational conditions, sent to the Lender by notice, notification, or any other form of written or electronic communication.
Upon the occurrence of an Event of Default, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under any Debtor Relief Law, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.
ARTICLE VIII

GUARANTY
Section 8.1.    Guaranty.
(a)    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby, jointly and severally, as primary obligor and not merely as surety, unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the payment Obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due) under the Loan Documents. Upon the failure by any Borrower to pay punctually any of its Obligations, the Guarantor shall immediately pay the amount not so paid. The obligations of the Guarantor under this Article shall constitute a guaranty of payment and not merely a guaranty of collection.
(b)    All payments by the Guarantor under this Article shall be payable in the manner required for payments by the Borrowers under Section 2.9 and the obligation to pay interest at the rates set forth in Section 2.6(b).

Section 8.2.    Guaranty Unconditional. The obligations of the Guarantor under this Article shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any reason, including: any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation(s) and/or the Commitment under the Loan Documents, by operation of law or otherwise,
(a)    any modification or amendment of or supplement to this Agreement or any other Loan Document,
(b)    any change in the existence, structure or ownership of any Borrower or any other Credit Party, or any event described in Section 7.1(f) with respect to any Person,
(c)    the existence of any claim, set-off or other rights that the Guarantor may have at any time against any Borrower, any other Loan Party, the Lender or any other Person, whether in connection herewith or any unrelated transactions,
(d)    any invalidity, irregularity or unenforceability relating to or against any Borrower or any other Loan Party for any reason of any Loan Document, or any provision of Applicable Law purporting to prohibit the payment by any Borrower or any other Loan Party of any of the Obligations, or
(e)    any other act or omission to act or delay of any kind by any Borrower and/or any other Loan Party, the Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of (or defense against) the Obligations and the Guarantor’s obligations under this Article other than prior payment of the Obligations.
Section 8.3.    Discharge only upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantor’s obligations hereunder shall remain in full force and effect until all of the payment Obligations shall have been paid in full and all of the Commitments shall have terminated. If at any time any payment made under this Agreement or any other Loan Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of a Loan Party or any other Person or otherwise, then the Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time and the Guarantor hereby expressly waives the benefit of any statute of limitations or prescriptive term affecting the Guarantor’s liability in respect thereof.
Section 8.4.    Waivers by the Guarantor.
(a)    The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the Guaranty provided in this Article and notice of any liability to which this Guaranty may apply, (ii) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of the Lender against any Borrower, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of any Borrower to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the Obligations guaranteed hereby (including any Borrower and any other guarantor thereof from time to time) except any of the foregoing as may be expressly required hereunder, (iii) any right to proceed against any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Lender whatsoever and (iv) any requirement that the Lender exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Loan Document, or proceed to take any action against a Loan Party or any other Person under or in respect of any Loan Document or otherwise, or protect, secure, perfect or ensure any Lien on any collateral.
(b)    If, and to the extent that, Brazilian law shall be deemed to apply to any or all of the Guarantor’s obligations hereunder, for those purposes:
(i)    the Guarantor agrees that its obligations to make payment hereunder shall be deemed to be a first demand obligation (garantia exigível à primeira demanda) to fulfill and comply with, as a joint and several responsibility (responsabilidade solidária), all of the outstanding obligations assumed by the Borrowers under the Agreement, in the capacity of a “FIADOR E PRINCIPAL PAGADOR, solidariamente responsável” with the Borrowers, in connection therewith. In addition, for such purposes, the Guarantor hereby expressly (A) waives and renounces the benefit of order (benefício de ordem) of demanding and rights provided by the Brazilian Civil Code (Law 10,406/02), specifically in accordance with Articles 827 et seq. of the Brazilian Civil Code and (B) recognizes that this Guaranty shall not be considered as a limited instrument of guarantee, for the purposes of Article 822 of the Brazilian Civil Code; and
(ii)    the Guarantor expressly waives the benefits set forth in Articles 364, 366, 821, 827, 830, 831, 834, 835, 836, 837, 838 and 839 of the Brazilian Civil Code and Articles 130 and 794 of the Brazilian Code of Civil Procedure (Law 13,105/15).
Section 8.5.    Subrogation. Upon the Guarantor’s making payment with respect to any obligation under this Article, the Guarantor shall be subrogated to the rights of the payee against the Borrowers (or the other obligor) with respect to such obligation; provided, that the Guarantor shall not enforce any payment by way of subrogation, indemnity or otherwise, or exercise any other right, against any Borrower (or such other obligor) so long as any Obligations (other than on-going but not yet incurred indemnity obligations) remain unpaid and/or the Commitment remains outstanding.
Section 8.6.    Stay of Acceleration. If acceleration of the time for payment of any Obligations is stayed due to any event described in Section 7.1(f), then all such amounts otherwise subject to acceleration under this Agreement shall nonetheless be payable by the Guarantor hereunder.

ARTICLE IX

MISCELLANEOUS
Section 9.1.    Right of Set-Off. Without limiting any of the obligations of any Loan Party or the rights of the Lender hereunder, if any Loan Party shall fail to pay when due (whether at stated maturity, by acceleration or otherwise), by the expiration of the grace period provided by Section 7.1(a) (if any), any amount payable by it hereunder, then (to the extent not in violation of applicable law) the Lender may, without prior notice to any Loan Party (which notice is expressly waived by it to the fullest extent permitted by applicable law), set off and apply against such amount any and all general deposits (time or demand, provisional or final, in any currency, matured or unmatured) at any time held or any other debt owing by the Lender or any of its Affiliates (in each case, including any branch or agency thereof) to or for the credit or account of any Loan Party. The Lender shall promptly provide notice of any such set-off by it to the Borrowers; provided, that failure by the Lender to provide such notice shall not give any Loan Party any cause of action or right to damages or affect the validity of such set-off and application.
Section 9.2.    New York Time. All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of New York, New York unless otherwise expressly provided herein or therein.
Section 9.3.    Amendments; Waivers. No amendment or waiver of any provision of this Agreement or of any other Loan Document and no consent by the Lender to any departure therefrom by any Loan Party shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender and the Borrowers or the applicable Loan Party, as the case may be, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege. The remedies provided for herein are cumulative and not exclusive of any remedies provided by law.
Section 9.4.    Notices.
(a)    Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party. Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this Paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Lender pursuant to

Section 2.2 shall be effective only upon receipt. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
(b)    The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings and continuations) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other communications may be recorded and each party hereby consents to such recording.
Section 9.5.    Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign its rights and obligations hereunder. The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person, with the Borrowers’ prior written consent, (it being understood that the Lender shall not be entitled to the benefits of Section 2.11 after the effective date of the assignment except to the extent that the Lender’s rights under Section 2.11 arise from facts and circumstances occurring prior to the effective date of the assignment which consent shall be deemed granted if the Borrowers fails to respond to a written request for its consent within three (3) Business Days (provided that such consent (x) shall not be unreasonably withheld or delayed and (y) shall not be required with respect to (A) any assignment to an Affiliate of the Lender, or (B) any assignment made following the occurrence and during the continuance of any Event of Default) and, provided further, that if such assignment constitutes the first loan extended by such person to the Borrowers under this Agreement, the amount assigned must be at least U.S.$100,000.00, and (ii) grant to any other Person participating interests in all or any part of its rights and obligations hereunder in the case of this clause (ii) without notice to, or consent of, any Borrower or any other Loan Party. Upon the sale by the Lender of a participation to any third party, (1) the Lender’s obligations under this Agreement shall remain unchanged, (2) the Lender shall remain solely responsible to the Loan Parties for the performance of such obligations and (3) the Loan Parties shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement without obtaining the consent of the participant; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that shall (a) extend the Commitment Termination Date or increase the Aggregate Commitment Amount, (b) postpone any date fixed by this Agreement for any payment of principal, interest, fees or other amounts due to the Lender hereunder, (c) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or (d) release the Guarantor or amend, modify or waive the provisions of ARTICLE VII if the effect of any such release, amendment, modification or waiver would be to release all or a substantial portion of the Guaranty. The Loan Parties agree to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of any Loan Party to the Lender or its Affiliates may be furnished by the Lender to its Affiliates and to any actual or proposed assignee or participant, subject to Section 9.16 below. In no case shall the Loan Parties be responsible for any direct or indirect increases in costs, Taxes or other expenses caused by assignments or the grant of participations to third parties as provided in this Section 9.5 in excess of those which would have been payable had there been no assignment or participation except: if such assignment was made or participation sold following the occurrence and during the continuance of any Event of Default, or (ii) to the extent of Taxes resulting from a Change in Law that occurs after the assignment or the grant of participation.
Section 9.6.    Reimbursement of Costs and Expenses. The Borrowers shall pay the Lender, on demand, all and documented out-of-pocket expenses (including the reasonable fees and disbursement of one external legal counsel in each relevant jurisdiction) incurred by the Lender in connection with the preparation, execution, delivery, administration, modification, amendment and enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Loan Document or any other instruments or agreements executed in connection herewith. The agreements in this Section 9.6 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrowers under the Loan Documents. All amounts due under this Section 9.6 shall be payable promptly and in any event within ten (10) days after demand therefor.
Section 9.7.    Indemnification. Without duplication of Section 2.10(d) (which shall solely govern with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim), the Borrowers shall indemnify and hold harmless the Lender, its affiliates, and their respective partners, directors, officers, employees, agents and advisors (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of external counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any Material Subsidiary, or any Environmental Liability related in any way to any Borrower or any Material Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document if the such Borrower or such Loan Party has obtained a final non-appealable judgment in its favor in respect of such claim as determined by a court of competent jurisdiction. To the fullest extent permitted by applicable law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction. The agreements in this Section 9.7 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrowers under the Loan Documents. All amounts due under this Section 9.7 shall be payable within ten (10) days after demand therefor.
Section 9.8.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 9.9.    Counterparts. This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart to this Agreement and any Loan Document by facsimile or e-mail with a “pdf” or similar attachment shall be effective as delivery of a manually executed counterpart of this Agreement and any such Loan Document. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relation to this Agreement or any document to be signed in connection to this Agreement shall be deemed to include electronic signatures affixed via Docusign, deliveries or the keeping of record in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the Parties hereto consent to conduct the transaction contemplated hereunder by electronic means.
Section 9.10.    Governing Law; Jurisdiction. THIS AGREEMENT IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF AND ANY COURT IN ITS RESPECTIVE DOMICILE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH LOAN PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWERS AT THEIR ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 9.11.    Jury Trial Waiver. EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 9.12.    Process Agent Appointment. FOR THE PURPOSE OF PROCEEDINGS IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY), EACH BORROWER AND THE GUARANTOR HEREBY IRREVOCABLY DESIGNATES AS OF THE DATE HEREOF CT CORPORATION SYSTEM. (THE “AGENT”) WITH OFFICES CURRENTLY LOCATED AT 28 LIBERTY STREET, NEW YORK, NY 10005, AS ITS AGENT FOR SERVICE OF PROCESS. IN THE EVENT THAT SUCH AGENT OR ANY SUCCESSOR SHALL CEASE TO BE LOCATED IN THE BOROUGH OF MANHATTAN, EACH LOAN PARTY SHALL PROMPTLY AND IRREVOCABLY BEFORE THE RELOCATION OF SUCH AGENT FOR SERVICE OF PROCESS, IF PRACTICABLE, OR PROMPTLY THEREAFTER DESIGNATE A SUCCESSOR AGENT, WHICH SUCCESSOR AGENT SHALL BE LOCATED IN THE BOROUGH OF MANHATTAN, AND NOTIFY THE LENDER THEREOF, TO ACCEPT ON ITS BEHALF SERVICE OF ANY AND ALL

PROCESS OR OTHER DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING IN ANY OF SUCH COURTS AND FURTHER AGREES THAT SERVICE UPON SUCH AGENT SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE UPON SUCH LOAN PARTY AND THAT FAILURE OF ANY SUCH AGENT TO GIVE ANY NOTICE OF SUCH SERVICE TO SUCH LOAN PARTY SHALL NOT AFFECT THE VALIDITY OF SUCH SERVICE OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS ON SUCH PERSON MAY ALSO BE EFFECTED BY REGISTERED MAIL TO ITS ADDRESS AS PROVIDED PURSUANT TO Section 9.4. WITH RESPECT TO EACH LOAN PARTY, SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS TO THE AGENT OR SUCH OTHER AGENT FOR SERVICE OF PROCESS DESIGNATED BY SUCH LOAN PARTY IN ACCORDANCE WITH THIS AGREEMENT SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE ONLY IF MADE IN PERSON TO THE AGENT OR SUCH OTHER AGENT FOR SERVICE OF PROCESS.
Section 9.13.    Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its assets, such Loan Party each hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents. The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by applicable law.
Section 9.14.    USA PATRIOT Act. The Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Act. Each Loan Party shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.
Section 9.15.    Judgment Currency. All payments made under this Agreement and any notes shall be made in Dollars, the “Agreement Currency”), and, if for any reason any payment made hereunder or under any Loan Document is made in a currency (the “Other Currency”) other than the applicable Agreement Currency, then to the extent that the payment actually received by the Lender, when converted into the applicable Agreement Currency at the Rate of Exchange (as defined below) on the date of payment (or, if conversion on such date is not practicable, as soon thereafter as it is practicable for the Lender to purchase the applicable Agreement Currency) falls short of the amount due under the terms of this Agreement or any Loan Document, the Borrowers shall, as a separate and independent obligation of the Borrowers, indemnify the Lender and hold the Lender harmless from and against the amount of such shortfall. If the amount of the

Agreement Currency so purchased is greater than the sum originally due to the Lender, the Lender agrees to repay such excess to the Borrowers. As used in this Paragraph, the term “Rate of Exchange” means the rate at which the Lender is able on the relevant date in accordance with normal banking procedures to purchase the applicable Agreement Currency with the Other Currency and shall include any premiums and out-of-pocket costs of exchange payable in connection with the purchase of or conversion into, the applicable Agreement Currency.
Section 9.16.    Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) in connection with any examination of the Lender provided that the Lender shall, unless prohibited by any requirement of law, notify the Borrowers of any disclosure pursuant to this clause (b) as far in advance as is reasonably practicable under such circumstances, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to the extent reasonably required (determined solely in the judgment of the Lender) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section for the benefit of the Borrowers, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (f) with the consent of the Borrowers, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrowers or (h) to any other party hereto. For the purposes of this Section, “Information” means all information (x) received from any Borrower or any other Loan Party relating to any Borrower or any other Loan Party or its business or (y) obtained by the Lender based on a review of the books and records of any Borrower or any of its Subsidiaries, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Borrower or any other Loan Party or is independently developed by the Lender without reference to the Information; provided that, in the case of information received from any Borrower or any other Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.17.    Entire Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties hereto and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties hereto.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ARCOS DORADOS HOLDINGS INC., as Borrower
By: /s/ Marcelo Rabach
Name: Marcelo Rabach
Title: Director

Address: Kingston Chambers, Po Box 173, Road Town, Tortola, British Virgin Islands

ARCOS DORADOS B.V., as Borrower
/s/ Marcelo Rabach
By: Arcos Dorados Holdings Inc.
Title: Director A

/s/ D.I. van der Pol
By: D.I. van der Pol
Title: Director B

Address: Barbara Strozzilaan 101, 1083HN Amsterdam, the Netherlands.

ARCOS DOURADOS COMERCIO DE ALIMENTOS S.A. (formerly known as Arcos Dourados Comercio de Alimentos Ltda.), as Guarantor
/s/ Dorival Pereira de Oliveria Junior
Name: Dorival Pereira de Oliveria Junior
Title: Officer

/s/ Rogério de Moraes Barreira
Name: Rogério de Moraes Barreira
Title: Officer

Address: Alameda Amazonas, No. 253 Zip Code 06.454-070, Barueri, SP, Brazil

[Signature Page to Credit Agreement]

LENDER:

BANCO SANTANDER (BRASIL) S.A., GRAND CAYMAN BRANCH, as Lender
/s/ Eliana Dozol
Name: Eliana Dozol
Title: Proxy

/s/ Ricardo da Silva Fernandes
Name: Ricardo da Silva Fernandes
Title: Proxy
[Signature Page to Credit Agreement]

Schedule 3.5
Material Litigation

Schedule 3.5-1

EXHIBIT A
FORM OF BORROWING NOTICE
Date:                   ,
To:     Banco Santander (Brasil) S.A., Grand Cayman Branch, as Lender
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of October 31, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Arcos Dorados Holdings Inc., a company incorporated under the laws of the British Virgin Islands with company number 1619553 (“Arcos BVI”), Arcos Dorados B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered office in Amsterdam, the Netherlands, with its address at Barbara Strozzilaan 101, 1083HN Amsterdam, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce under file number 34115939 (“Arcos Netherlands” and, together with Arcos BVI, the “Borrowers”), Arcos Dourados Comércio de Alimentos S.A., a corporation (sociedade por ações) organized under the laws of Brazil, having its registered office in Alameda Amazonas, No. 253, Alphaville Industrial, Zip Code 06.454-070, Barueri, São Paulo, Brazil, registered with the Brazilian Taxpayer Registry (CNPJ) under No. 42.591.651/0001-43, as guarantor, and Banco Santander (Brasil) S.A., Grand Cayman Branch (the “Lender”).
The undersigned hereby requests a Borrowing of Loans as follows:
1.    On                                                    (a Business Day).
2.    Maturity date of the Loan             .
3.    In the amount of U.S.$ _         .
4.    The undersigned hereby certifies that:
a.    The Borrowing requested herein complies with Section 2.1 of the Agreement.
b.    The representations and warranties of the Loan Parties set out in the Loan Documents are (A) if any such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct (as so qualified) on and as of the date of the Borrowing, or (B) if any such representation and warranty is not so qualified, true and correct in all material respects on and as of the date of the Borrowing; provided, that the representation and warranty of the Borrowers contemplated in Section 3.1(a) of the Agreement shall be deemed to refer to the last day of the period covered by the most recent financial statements furnished to the Lender under the Agreement.
Exhibit A-1

c.    Immediately prior and after the borrowing of the Loan on the date of the Borrowing requested hereby, no Default or Event of Default shall have occurred and be continuing.
d.    The sum of the outstanding principal amount of the Loans plus the amount of the Loan requested hereby is equal to or less than the Aggregate Commitment Amount.

ARCOS DORADOS HOLDINGS INC.
By:
Name:
Title:
OR

ARCOS DORADOS B.V.
By: Arcos Dorados Holdings Inc.
Title: Director A

By: D.I. van der Pol
Title: Director B

Exhibit A-2

EXHIBIT B
FORM OF NOTE
_______ [  ], 20__
FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to BANCO SANTANDER (BRASIL) S.A., GRAND CAYMAN BRANCH or registered assigns (the “Lender”), on [=] (or such earlier date as the Loans may become due pursuant to the terms of the Agreement referred to below) in accordance with the provisions of the Agreement the principal amount of [=] (U.S.$ [=]), or such lesser principal amount of the Loan due and payable by the Borrower to the Lender on the [=] (or such earlier date as the Loan may become due pursuant to the terms of the Agreement) under that certain Credit Agreement, dated as of October 31, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among others, the Borrower, [ARCOS DORADOS B.V./ ARCOS DORADOS HOLDINGS INC.] and the Lender.
The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s office pursuant to Section 2.9 of the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is the Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Exhibit B-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ARCOS DORADOS HOLDINGS INC.
By:
Name:
Title:
OR

ARCOS DORADOS B.V.
By: Arcos Dorados Holdings Inc.
Title: Director A

By: D.I. van der Pol
Title: Director B

Exhibit B-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit B-3

EXHIBIT C
Financial Statement Date:           ,
To:    BANCO SANTANDER (BRASIL) S.A., GRAND CAYMAN BRANCH, as Lender
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of October 31, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Arcos Dorados Holdings Inc., a company incorporated under the laws of the British Virgin Islands with company number 1619553 (“Arcos BVI”), Arcos Dorados B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered office in Amsterdam, the Netherlands, with its address at Barbara Strozzilaan 101, 1083HN Amsterdam, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce under file number 34115939 (“Arcos Netherlands” and, together with Arcos BVI, the “Borrowers”), Arcos Dourados Comércio de Alimentos S.A., a corporation (sociedade por ações) organized under the laws of Brazil, having its registered office in Alameda Amazonas, No. 253, Alphaville Industrial, Zip Code 06.454-070, Barueri, São Paulo, Brazil, registered with the Brazilian Taxpayer Registry (CNPJ) under No. 42.591.651/0001-43, as guarantor, and Banco Santander (Brasil) S.A., Grand Cayman Branch (the “Lender”).
The undersigned Chief Financial Officer hereby certifies (in its capacity as an officer of [Arcos BVI /Arcos Netherlands] and not in his/her personal capacity) as of the date hereof that he/she is the                                                                                                               of [Arcos BVI /Arcos Netherlands], and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of [Arcos BVI /Arcos Netherlands], and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    [Arcos BVI /Arcos Netherlands] has delivered the year-end audited financial statements required by Section 5.1(a) of the Agreement for the fiscal year of [Arcos BVI /Arcos Netherlands] ended as of the above date certified by independent public accountants of nationally recognized standing.
[Use following paragraph 1 for fiscal quarter-end financial statements]
2.    [Arcos BVI /Arcos Netherlands] has delivered the unaudited financial statements required by Section 5.1(b) of the Agreement for the fiscal quarter of [Arcos BVI /Arcos Netherlands] ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of [Arcos BVI /Arcos Netherlands] and its Subsidiaries in accordance with GAAP applied on a consistent basis as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
Exhibit C-1

3.    A review of the activities of [Arcos BVI /Arcos Netherlands] during such fiscal period has been made by, or under the supervision of, the undersigned with a view to determining whether during such fiscal period [Arcos BVI /Arcos Netherlands] performed and observed all its Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned, no Default or Event of Default has occurred and is continuing.]
--or--
[to the best knowledge of the undersigned, the following is a list of Defaults and/or Events of Default that have occurred and are continuing and their nature and status:]
1.    The calculations set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
                     ,                      .

ARCOS DORADOS HOLDINGS INC.
By:
Name:
Title:
OR

ARCOS DORADOS B.V.
By: Arcos Dorados Holdings Inc.
Title: Director A

By: D.I. van der Pol
Title: Director B

For the Quarter/Year ended                       (“Statement Date”, and the period of four fiscal quarters ended on such date, the “Statement Period”).

Exhibit C-2

SCHEDULE 1
to the Compliance Certificate
(U.S.$ in 000’s)
I.    Section 6.5 – Consolidated Net
Indebtedness to EBITDA Ratio.
B.    Consolidated Net Indebtedness of
[Arcos BVI /Arcos Netherlands] as
at Statement Date:    U.S.$
1.    Consolidated Indebtedness:    U.S.$
2.    cash and cash equivalents and
consolidated marketable
securities recorded as current
assets (except for any Capital
Stock in any Person):    U.S.$
3.    Consolidated Net
Indebtedness (Line II.A1 less
Line II.A.2):    U.S.$
B.    Consolidated EBITDA for Statement Period (from Line I.A.10):
C.    Consolidated Net Indebtedness to EBITDA Ratio (Line
II.A.3 – I.A.10):

Maximum permitted:

As of the last day of fiscal quarter
ended [_]:    3.0 to 1.0

Exhibit C-3